Exhibit 99.1

Communications Systems, Inc. adopts Shareholder Rights Plan

For Immediate Release
Contact:	Jeffrey K. Berg, President and Chief Executive Officer
David T. McGraw, Vice President-Finance and Chief Financial Officer
Telephone: (952) 996-1694

          Minnetonka, Minnesota, December 23, 2009 – Communications Systems, Inc. (Nasdaq: JCS) today announced that its Board of Directors has unanimously adopted a Shareholder Rights Plan designed to ensure that all of the Company’s shareholders receive fair and equal treatment in the event of any proposal to acquire the Company. The Board declared a distribution of one Right for each share of common stock outstanding on January 4, 2010. Each Right entitles the holder to purchase 1/100th of a share of a new series of Junior Participating Preferred Stock of Communications Systems, Inc. Corporation at an initial exercise price of $41.

          Initially, the Rights will become attached to the common stock and will not be exercisable. They become exercisable only following the acquisition by a person or group of 16.5% or more of the Company’s common stock, or following the announcement of a tender offer or exchange offer to acquire an interest of 16.5 % or more. In the event that the Rights become exercisable, each Right will entitle the holder to purchase, at the exercise price, common stock with a market value equal to twice the exercise price and, should the Company be acquired, each Right would entitle the holder to purchase, at the exercise price, common stock of the acquiring company with a market value equal to twice the exercise price. Rights owned by the acquiring person would become void. In certain specified instances, the Rights may be redeemed by the Company. If not redeemed, they would expire on December 23, 2019.

          “The Company currently has no shareholder that beneficially owns 15% or more of the Company’s stock, and we are not aware of any current attempt to take control of the Company,” said Jeffrey Berg, President and Chief Executive Officer of CSI. “The Plan was adopted after extensive consideration and deliberation by the Board and advice from legal and financial advisers, and is intended to protect the interests of our shareholders in the event of abusive or unfair take-over tactics. It is not designed to prevent the acquisition of the Company on terms beneficial to all shareholders.”

          Details of the Rights Plan will be contained in a letter to be mailed to all shareholders.

About Communications Systems

Communications Systems, Inc. provides physical connectivity infrastructure and services for cost-effective broadband solutions and is a leading supplier of voice-grade connecting devices and wiring systems. CSI serves the broadband network market as the world’s leading supplier of media conversion technology that permits networks to deploy fiber optic technology while retaining the copper-based infrastructure already embedded in the network. In addition, CSI supplies copper wire and fiber optic structured wiring systems for broadband networks, as well as line filters for digital subscriber line service. CSI also provides network design, training and management services.

Cautionary Statement

From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, the Communications Systems Inc. may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans which are typically preceded by the words “believes,” “expects,” “anticipates,” “intends” or similar expressions. For these forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in federal securities laws. Shareholders and the investing public should understand that these forward-looking statements are subject to risks and uncertainties which could cause actual performance, activities or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements when made.